Exhibit 10.9

                              FORBEARANCE AGREEMENT

The undersigned parties, Krida Overseas Trading and Investment Limited, a Cyprus entity whose registered office is located at c/o BDO International, 36 Ayias Elenis Street, Suite 403, Nicosia, Cyprus CY-1519 (hereinafter referred to as "Krida"), Gary A. Fitchett, personally and as representative of Fitchett Family Trust, Pinecrest Consultants Inc., and Management Synergistics, all located at 110 Ambleside Drive, Port Perry, Ontario, Canada L9L 1B4 (hereinafter individually and collectively referred to as "Fitchett"), and NuPro Innovations Inc., a Delaware corporation, located at 3296 E. Hemisphere Loop, Tucson, Arizona USA 85706-5013 (hereinafter referred to as "NuPro"), hereby enter into this Forbearance Agreement (hereinafter referred to as the "Forbearance Agreement").

Whereas, NuPro acknowledges its obligations to pay Krida and Fitchett for accrued and unpaid monies for management services rendered to NuPro during previous years, described in NuPro's records and financial statements as accrued management fees (hereinafter referred to as the "Fees"); and

Whereas, NuPro, Krida, and Fitchett agree that the Fees due to be paid to Krida as of September 30, 2000 total one hundred seventy-five thousand dollars (US$175,000) and the Fees due to be paid to Fitchett as of September 30, 2000 total one hundred seventy-five thousand dollars (US$175,000); and

Whereas, Krida and Fitchett recognize the need for NuPro to conserve its cash resources during NuPro's development stage, for use as operating capital and for generating revenues and profits; and

THEREFORE, for $10.00 and other good and valuable consideration mutually paid by the parties, the receipt and sufficiency of which is hereby acknowledged, Krida, Fitchett and NuPro agree to the following terms of the Forbearance Agreement:

1. Subject to consideration provided for in paragraph 2 below, or other suitable means established to schedule the payment of Fees agreed upon by the parties, Krida and Fitchett agree to forbear on any demand for payment of the Fees until NuPro's resources are sufficient to ensure that such payment of all or some of the Fees will not impair NuPro's ability to respond to its operational cash needs or other corporate opportunities. Krida's and Fitchett's forbearance shall continue until all Fees have been retired as per provisions provided for in this Forbearance Agreement.

2. NuPro agrees that the Fees will be paid to Krida and Fitchett in an orderly manner, based on NuPro's ability to make payment, as determined by the following circumstances:

     a) At which time NuPro shall attain the generation of ten million dollars (US$10,000,000) in revenues in any twelve (12) month fiscal period, NuPro will contribute forty percent (40%) of the net operating profits for that same period toward repayment of the outstanding balance of Fees.. Funds paid in such a manner shall be distributed in equal increments to Krida and Fitchett, payable 120 days after the fiscal year end.

          Or

     b) At which time NuPro shall realize the generation of additional equity contributions equal to or in excess of five million dollars (US$5,000,000) in any twelve (12) month period, NuPro shall utilize a portion of those equity contributions to retire all outstanding and unpaid Fees.

3. NuPro, Fitchett, and Krida agree that the two aforementioned methods of repayment are the only means by which NuPro shall retire the unpaid Fees to any party, with the express exception that NuPro agrees to pay Krida a minimum of $25,000 annually plus any applicable withholding taxes. Any such advances to Krida shall reduce the unpaid balance of the Fees accordingly.
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4.   Krida, Fitchett, and NuPro agree that any Fees accrued and unpaid shall not bear interest, regardless of the date of retirement.

The Forbearance Agreement is signed in multiple copies by Krida and NuPro in Tucson, Arizona USA respectively, and by Fitchett in Port Perry, Ontario on the dates so indicated below and shall be effective as of December 1, 1999.

KRIDA


/s/ Luba Veselinovic                L.S.     Witness: /s/ Peter Boelke
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Authorized signer                                    date 11-8-00


FITCHETT


/s/ Gary A. Fitchett               L.S.     Witness: /s/ Amy-Marie Fitchett
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NUPRO INNOVATIONS INC.


By: /s/ Elke Veselinovic                    Attest: /s/ Lawrence McEvoy
   -------------------------------                 -----------------------------
Its: Treasurer                                       date 11-8-00